P R E S S R E L E A S E

Synthesis Energy Systems, Inc. Announces Financial Results for the

Fourth Quarter of Fiscal 2013

HOUSTON, September 19, 2013 -- Synthesis Energy Systems, Inc. (Nasdaq: SYMX) today announced financial and operating results for the fourth quarter of fiscal 2013, ended June 30, 2013.

“During our 2013 fiscal year, we made important progress toward creating significant value for our shareholders by negotiating and executing a new agreement that will allow our ZZ Joint Venture plant to restart and produce revenues later this year; the Yima JV started up the project and achieved initial methanol production and sales from the plant; we signed a joint marketing agreement with GE; advancing our ‘capital-lite’ strategy to accelerate the commercialization of our patented technology through industry partnerships and collaborations; and other key initiatives,” stated Robert Rigdon, President and CEO. “During fiscal 2014, we anticipate further progress in executing our business plan including generating revenues from our ZZ and Yima joint venture plants in China.”

Fourth Quarter 2013 Financial Results (Unaudited)

Total revenue for the three months ended June 30, 2013, was $192,000 versus $284,000 for the three months ended June 30, 2012. These revenues were comprised of engineering services and feedstock studies.

The operating loss for the fourth quarter of fiscal 2013 was $5.5 million versus an operating loss of $4.2 million for the fourth quarter of fiscal 2012. The increase in operating loss was primarily due to non-cash charges including a $1.0 million write-off to general and administrative expenses of previously deferred financing costs related to the ZJX stock purchase agreement that was terminated in June 2013, and an increase in stock-based compensation expenses.

The net loss attributable to stockholders for the fourth quarter of fiscal 2013 was $5.7 million, or $(0.09) per share, versus a loss of $5.0 million, or $(0.10) per share, for the prior year's fourth fiscal quarter.

In June 2013, the Company changed its method of accounting for its investment in the Yima Joint Ventures from the equity method to the cost method. Through its interactions with the Yima Joint Ventures related to the startup and operations, the Company has concluded that at this time it does not have sufficient influence on the Yima Joint Ventures’ operations to support the equity method of accounting for its investment. As a result, the Company’s share of the Yima Joint Venture’s net earnings or losses will not be included in the Company’s consolidated financial statements after May 31, 2013.

At June 30, 2013, the Company had cash and cash equivalents of $15.9 million and working capital of $8.4 million.

Fiscal 2013 Financial Results (Unaudited)

For the fiscal year ended June 30, 2013, total revenues were $579,000 versus $3.1 million for fiscal 2012. These results included a $2.1 million decrease in product sales from the ZZ Joint Venture plant due to idling syngas production in September 2011.

Technology licensing and related services revenues were $534,000 for the year ended June 30, 2013, versus $855,000 for the prior fiscal year, and included revenues from engineering services and feedstock studies for potential customer projects.

The operating loss for fiscal 2013 was $18.4 million compared to an operating loss of $18.3 million for fiscal 2012.

The net loss attributable to stockholders for fiscal 2013 was $19.9 million or $(0.33) per share versus $19.9 million or $(0.39) per share for fiscal 2012.

Recent Corporate Highlights

•	SES entered into a definitive agreement with Xuecheng Energy, formerly Shandong Hai Hua Coal & Chemical Company Ltd. (Hai Hua), that it expects will enable SES' Zao Zhuang Joint Venture (ZZ JV) to restart the plant and expand into producing and selling methanol. The annual methanol production capacity of the expanded ZZ JV is expected to be approximately 90,000 metric tons per year, which SES believes can generate approximately $30 million in annual revenues from the ZZ JV starting in late 2013, assuming recent average methanol prices in China. SES expects to resume operation of the ZZ JV after completion of retrofit and upgrades to both the methanol unit and the syngas plant. Subject to acceptable completion of the retrofit and other preconditions as defined in the contract, this new agreement will supersede the previous syngas sales agreement between the ZZ JV and Hai Hua. Bank financing of $3.2 million has been recently obtained to begin the work to retrofit and upgrade the plants. SES owns 97.5% of the ZZ JV.

•	SES announced a ‘capital-lite’ strategy for accelerating the commercialization of its patented technology through industry partnerships and collaborations instead of direct SES investment into large scale gasification plants. This 'capital-lite' approach is designed to take full advantage of the capabilities of SES' gasification technology and build shareholder value through partnering with established and well-capitalized companies that have existing businesses in key market verticals and with the financial and personnel resources to deliver technology and equipment solutions into multiple projects on a global scale.

•	SES formed a new business unit to help deploy the Company’s technology, equipment and services for the distributed power generation market — a business unit that SES believes has potential to grow significantly once fully developed over the next several years. The new SES business unit will focus on deploying the Company’s technology to produce clean syngas fuel which can be used in General Electric’s aero-derivative gas turbine engines used for power production as well as developing new partnerships with other established companies currently serving global power markets with power generation technology, engineering, equipment and construction services.

•	The Yima Joint Ventures project in Henan Province, China, which SES has a 25% ownership interest in, has recently ramped up methanol production to approximately 80 percent of total design capacity of 300,000 tonnes per year and is now selling its methanol product to a local industrial company. SES expects the Yima Joint Venture to complete its commissioning and transition into full commercial operations by the end of calendar 2013.

•	SES has developed a novel technology approach for integrating its gasification technology with renewable waste resources and conventional natural gas technology to cleanly and cost effectively produce high-value "green chemicals" on a large scale. SES believes this new, innovative approach has primary applicability near large metropolitan areas where it can enable economical production of chemicals such as methanol. It potentially offers an attractive economical solution for the smart utilization of ever-increasing amounts of municipal waste generated worldwide. SES is working with a Houston-based company who is developing the first project using this approach to produce approximately 500,000 tons per year of methanol.

•	Donald Bunnell, a director and a co-founder of SES, has assumed the role of Chief Commercial Officer. In his new role, Mr. Bunnell will focus on developing and closing new and existing commercialization partnership opportunities to address key business verticals through technology licensing, equipment sales and engineering services. In addition, Mr. Bunnell is leading our SES China management team.

•	SES appointed Charles Costenbader as Chief Financial Officer. Mr. Costenbader brings 25 years of experience in energy-related finance, including senior positions at Tangent Energy Solutions, Inc., Macquarie Bank, Galveston Bay Biodiesel, L.P. and GE Capital.

Conference Call Information

Senior management will hold a conference call to review the Company’s financial results for the fourth quarter of fiscal 2013 and provide a corporate update this morning at 8:30 a.m. Eastern Time.

To access the live webcast, please log on to the Company’s website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live telephone conference call by dialing 1-866-652-5200 and international callers should dial 1-412-317-6060. Callers should ask for the Synthesis Energy Systems call.

An archived version of the webcast will be available on the Company’s website through October 21, 2013. A telephone replay of the conference call will be available beginning approximately one hour after the completion of the call and will be available through October 21, 2013. Domestic callers can access the telephonic replay by dialling 1-877- 344-7529. International callers should dial 1-412-317-0088. The PIN access code for the live call and the replay is 10032736#.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through SES’ proprietary fluidized bed gasification technology. SES’ technology gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of the SES technology relative to other gasification technologies are (a) greater fuel flexibility provided by the ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, please visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of the operations of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ joint venture and production of methanol, its ability to obtain the necessary approvals and permits for future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures, its ability to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, and its ability to develop its power business unit and marketing arrangement with GE and its other business verticals, steel and renewables. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

Synthesis Energy Systems, Inc.

Kevin Kelly

Chief Accounting Officer

(713) 579-0600

Kevin.Kelly@synthesisenergy.com

MBS Value Partners, LLC

Matthew D. Haines (Investors)

Managing Director

(212) 710-9686

Matt.Haines@mbsvalue.com

Feintuch Communications (Media)

Richard Anderson

Senior Managing Director

(718) 986-1596

SES@feintuchpr.com

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TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
Product sales and other — related parties	$45	$—	$45	$2,121
Technology licensing and related services	147	284	534	855
Other	—	—	—	86
Total revenue	192	284	579	3,062

Costs and Expenses:
Costs of sales and plant operating expenses	211	437	750	4,767
General and administrative expenses	4,047	3,295	13,599	13,197
Stock-based compensation expense	849	172	2,317	879
Depreciation and amortization	569	583	2,292	2,486

Total costs and expenses	5,676	4,487	18,958	21,329

Operating loss	(5,484)	(4,203)	(18,379)	(18,267)

Non-operating (income) expense:
Equity in losses of joint ventures	213	637	1,372	1,881
Foreign currency (gains) losses	(55)	69	(80)	(548)
Interest income	(9)	(11)	(50)	(90)
Interest expense	54	96	302	562

Net loss	(5,687)	(4,994)	(19,923)	(20,072)
Less: net income (loss) attributable to noncontrolling interests	22	44	(10)	176
Net loss attributable to stockholders	$(5,665)	$(4,950)	$(19,933)	$(19,896)

Net loss per share:
Basic and diluted	$(0.09)	$(0.10)	$(0.33)	$(0.39)

Weighted average common shares outstanding:
Basic and diluted	63,442	51,511	60,171	51,024

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2013	June 30, 2012
ASSETS

Current assets:
Cash and cash equivalents	$15,870	$18,035
Accounts receivable	2	316
Prepaid expenses and other currents assets	2,636	2,015
Inventory	—	23
Total current assets	18,508	20,389
Property, plant and equipment, net	32,641	33,942
Intangible assets, net	1,060	1,126
Investment in joint ventures	33,311	33,340
Other long-term assets	2,844	4,050
Total assets	$88,364	$92,847

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$7,632	$8,080
Current portion of long-term bank loan	2,428	2,435
Total current liabilities	10,060	10,515
Long-term bank loan	—	2,372
Total liabilities	10,060	12,887

Equity:
Stockholders’ Common stock, $0.01 par value: 200,000 shares authorized: 63,583 and 52,022 shares issued and outstanding, respectively	636	520
Additional paid-in capital	224,337	207,345
Deficit accumulated during development stage	(151,741)	(131,808)
Accumulated other comprehensive income	5,958	4,802
Total stockholders’ equity	79,190	80,859
Noncontrolling interests in subsidiaries	(886)	(899)
Total equity	78,304	79,960
Total liabilities and equity	$88,364	$92,847

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